Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (together with any attachments referenced below, this “Agreement”) is made effective as of June 1, 2026 (the “Effective Date”), by and between Allarity Therapeutics, Inc. a Delaware corporation (“Company”), and Ljungaskog Consulting AB, a Swedish limited liability company (“Consultant”). Company and Consultant are also referred to as the “Parties” and each as a “Party.”

Consultant shall be further identified as follows:

Address	Primary Contact Name
[*****]	[*****]
Telephone	Primary Contact Email
[*****]	[*****]

The Parties, intending legally and equitably to be bound, agree as follows:

1.	Services to Be Performed. Consultant agrees to perform the consulting services in respect of the Industry (as defined below) and to provide the deliverables described in Attachment A to this Agreement (the “Services”) for Company. Consultant shall report orally or in writing to the Company`s authorized representatives with whatever frequency and regarding whatever subject matter any of them may require in order to remain informed about Consultant`s activities under this Agreement. Consultant shall retain reasonable discretion to perform the Services at times and within locations of Consultant`s selection, provided that Consultant performs all other obligations within this Agreement and Consultant is available for meetings and other commitments assigned by the Company`s Board of Directors. Consultant acknowledges and agrees that business travel may be required as a condition of this Agreement.

2.	Term. This Agreement and all obligations hereunder shall begin on June 1, 2026 and shall continue until terminated in accordance with Section 14 hereof, subject to the Parties` agreement regarding terms that survive termination of this Agreement.

3.	Exclusivity. Consultant acknowledges that the Services Consultant will provide to the Company include, among other things, senior level management services customary of a Chief Executive Officer of a publicly-held corporation in the United States. Accordingly, Consultant understands that if Consultant were to provide similar services for other clients in the life sciences industry (the “Industry”), such other services would present a conflict of interest and/or undermine the efficacy of the Services Consultant shall perform for the Company. Accordingly, Consultant promises that during the term of this Agreement neither Consultant nor Consultant`s officers or agents shall provide services to any person or entity other than the Company in respect of the Industry that are the same or substantially the same as the Services that Consultant shall perform pursuant to this Agreement.

4.	Compensation and Payment.

4.1	Fees and Expenses.

4.1.1.	Monthly Fee. Consultant shall be paid a fixed fee r each month of Services hereunder in accordance with Attachment B, payable in two monthly installments following the receipt and approval of Consultant’s invoices, pro-rated for any partial month (fees will be pro-rated daily on the basis of a thirty (30) day month) (the “Monthly Fee”). The Company’s Board of Directors shall review the Monthly Fee on or around February 1 of each calendar year while this Agreement is in effect in order to determine whether the Monthly Fee shall be adjusted based upon Consultant’s performance. All increases to the Monthly Fee shall be exclusively within the Company’s discretion.

4.1.2.	Potential Performance Bonuses. So long as this Agreement remains in effect, Consultant shall be eligible each calendar year for a discretionary performance bonus payment based upon bonus performance metrics to be determined and approved by the Company (the “Annual Bonus”). The Annual Bonus performance metrics applicable to calendar year 2026 are set forth in Attachment B to this Agreement. The Company shall endeavor to issue new Annual Bonus performance metrics on or before March 31 of each calendar year. In the event new Annual Bonus performance metrics are not issued on or before March 31 of a calendar year, the prior calendar years bonus performance metrics shall apply. The Annual Bonus shall be capped at sixty percent (60%) of the Monthly Fees paid to Consultant in a calendar year. Whether Consultant satisfies the bonus performance metrics and what, if any, performance bonus is paid is entirely within the Company’s discretion. If paid, a performance bonus shall be delivered on or before March 15 after the close of the calendar year in which the bonus was earned. Consultant acknowledges and agrees that it shall not be eligible for a performance bonus if, prior to when the performance bonus is paid (a) this Agreement is terminated for any reason (b) Consultant notifies the Company of its intent to terminate this Agreement or (c) Consultant and/or its officers or agents are under investigation by the Company for engaging in material misconduct or any act that could reasonably be expected to allow the Company to terminate this Agreement for Cause.

4.1.3.	Expenses. Consultant shall be entitled to reimbursement at cost for reasonable and necessary expenses directly incurred in the course of rendering the Services if appropriate documentation, including receipts for and written descriptions of each expense, is provided. Reimbursable expenses include actual costs of reasonable travel and accommodations to the extent allocable and related to the provision of the Services. Ordinary overhead costs are Consultant’ s responsibility and will not be reimbursed. Consultant will use and provide his own internet account in connection with the performance of the Services. In no event shall Consultant be automatically entitled to reimbursement of expenses if documentation regarding such expenses is submitted to the Company more than forty-five (45) days after such expenses were incurred. All other expenses in excess of $5000 must be approved by the Company in advance to be eligible for reimbursement.

4.2	Invoices. Consultant will submit monthly invoices for Services performed during the immediately preceding calendar month. To be considered properly prepared, invoices must be submitted within fifteen (15) days after the close of the calendar month and includes: (a) invoice number; (b) invoice date and billing period; and (c) total due on invoice. Upon request, invoices must also include a description of tasks performed in such format and level of detail as may be reasonably required by Company from time-to-time. Subject to the terms of this Agreement, Company shall pay each properly prepared, non- disputed invoice no later than eight (8) days after receipt. All invoices shall be sent to [*****].

5.	Changes and Modifications. Any material changes to the Services or the terms of this Agreement must be set forth in a writing signed by the Parties. An email shall not constitute a signed writing.

6.	Confidentiality.

6.1	Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written) regarding the business or affairs of the Company, the Company’s affiliates, or any of the Company’s clients or business partners, including, without limitation, information as to any Company products; services; systems; designs; inventions; finances (including prices, costs, and revenues); marketing plans; sales; sales strategies; prospects; pricing; pricing strategies; investments; investment strategies and methodologies; management strategies; programs; methods of operation; prospective and existing contracts; customer lists and other business arrangements, business plans, procedures, and strategies; costs; profits; databases; personnel (including but not limited to personal information about employees, members, partners, and agents of the Company and its affiliates); operational methods; financial models; potential transactions; pending negotiations; computer programs; pending patent applications; systems; contractual negotiations; terms of agreements; investor information; lists of potential clients, customers, and/or investors; financial results; business developments; and internal controls. Confidential Information does not include (a) information that has been lawfully and without breach of obligation made available to the general public without restriction; (b) information that, by way of documentary evidence, Consultant can demonstrate was previously known to Consultant prior to Consultant’s affiliation with the Company and for which Consultant did not assign ownership rights to the Company; (c) information for which Consultant received express written authorization from the Company’s Board of Directors to possess after this Agreement is terminated; or (d) information that is independently developed or received by Consultant without any reference to any Confidential Information, provided the information is unrelated to Consultant’s performance of the Services hereunder and the development of the information does not pose a Conflict of Interest or otherwise breach Consultant’s obligations under this Agreement. The foregoing is not an exhaustive list, and Confidential Information also may include, without limitation, any other information, documents or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person, in the context in which the information, documents or materials are received, provided or learned, to be confidential.

6.2	Nondisclosure. Consultant and Consultant s officers and other agents will hold all Confidential Information in strict confidence and not disclose it to any third party (other than Consultant s advisors, representatives and counsel provided Consultant ensures that each advisor representative or counsel in receipt of Confidential Information promises to comply with all confidentiality obligations herein) except as approved in writing by Company or as required by law. Consultant further agrees that Consultant will not use Confidential Information for any purpose other than to perform the Services. Consultant shall only permit access to Confidential Information and this Agreement to those of its employees or authorized representatives having a need to know such information and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Consultant further agrees to take reasonable precautions to prevent any unauthorized use disclosure publication or dissemination of Confidential Information. In the event Consultant receives a request or demand by subpoena document request or otherwise for the production or disclosure of any Confidential Information Consultant shall not produce such Confidential Information without first notifying Company and enabling Company to secure protective custody and controlled access. Further any compelled disclosure shall be limited strictly to the permissible request and pursuant to the assertion of all rights and privileges applicable thereto as Company shall direct. Notwithstanding anything to the contrary in this Agreement neither Consultant nor its officers or agents will be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made in confidence to a federal state or local official or to an attorney so long as the disclosure is made for the purpose of reporting or investigating a suspected violation of laws or (b) is made in a complaint or other document filed under seal in a lawsuit or similar legal proceeding. Further in the event Consultant or any of its agents or officers file a lawsuit arising from the reporting of a suspected violation of law by the Company or its affiliated entities Consultant or its agents or officers may disclose the Company s Confidential Information to its/their attorneys and in connection with such legal proceeding so long as the Confidential Information is filed under seal with the relevant court or adjudicatory body of competent jurisdiction.

6.3	Termination of Access. Consultant s access to Confidential Information may be terminated by the Company at any time. Upon the termination of this Agreement or at any time upon the request of Company Consultant shall promptly return all materials in Consultant’s possession containing or referencing Confidential Information including but not limited to printed and electronic documents datal recording and other materials including all originals copies and extracts thereof.

7.	Non-Solicitation. Neither Consultant nor its officers or other agents who access the Company’s Confidential Information at any time shall directly or indirectly during the term of this Agreement and for twelve (12) months thereafter: (a) solicit or attempt to solicit any customers of the Company or an affiliate thereof for the purchase of goods or services that are substantially similar to the goods or services offered by the Company or Company affiliates; (b) solicit or attempt to solicit any investor of the Company or an affiliate thereof for the purpose of investing funds or participating in a joint venture in the Industry; (c) solicit or attempt to solicit any employees contractors or other agents of the Company or an affiliate thereof to enter into a business relationship with a person or entity unaffiliated with the Company; or (d) engage in any conduct that could be reasonably expected to cause a customer investor employee contractor or other agent of the Company or affiliate thereof to terminate and/or diminish his/her/its business relationship with the Company or affiliate thereof. For purposes of Consultant’s obligations in this Section that apply after the termination of this Agreement a customer investor employee contractor or other agent of the Company or affiliate thereof shall refer to any such person or entity with which/whom the Company or an affiliate thereof had a business relationship at any time during the final twenty-four (24) months of this Agreement.

8.	Publicity. Consultant shall not comment to the media regarding the Company or publish public statements on social media or other internet forums regarding the Company without first obtaining the Company’s authorization to make such comments or statements.

9.	Inside Information Policies. Consultant understands that the Company is publicly traded and as a result the Company has implemented inside information policies designed to preclude its senior level service providers and those of its subsidiaries and consultants from violating federal securities laws by trading on material non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Company has also implemented other policies such as a Code of Business Conduct and Ethics and Clawback Policy (collectively the “Policies”) that are set forth on Attachment C. The Consultant acknowledges that it has reviewed and will abide by the Company’s inside information policies and other Policies as are currently in effect and shall promote these policies internally and promptly execute any agreements generally distributed by the Company to its employees and consultants requiring such employees and consultants engaged in selling the Company’s products to abide by these policies.

10.	Work Product; Likeness.

10.1	Ownership of Work Product. Consultant acknowledges and agrees that Company shall own all right title and interest in and to any and all creative work content or other materials of any nature whatsoever developed by Consultant for Company in performance of the Services pursuant to this Agreement (collectively the “Work Product”). Consultant further acknowledges and agrees that the Work Product was produced or prepared or will be produced or prepared within the scope of Consultant’s services under this Agreement and except as otherwise provided by this Agreement Consultant shall not have any personal interest in or right to use the Work Product or have any “moral rights” therein. All Work Product shall constitute Confidential Information under this Agreement. Consultant warrants and represents that the Work Product will be original and will not violate or infringe any copyright trademark patent database right, right of privacy or publicity or other proprietary right of any person or constitute libelous obscene or unlawful matter. Consultant shall unless Company otherwise agrees in writing and without additional compensation: (a) promptly disclose to Company all Work Product; and (b) assign to Company upon request the entire rights to all Work Product and execute any other documents and take any other action required to protect Company: s rights in any such Work Product. Consultant agrees that all Work Product and all derivatives thereof shall be considered “works made for hire” under 17 USC § § 101 et seq., and Company shall have the sole right to the copyright. If any portion of the Work Product is ruled not to be a “work made for hire” Consultant hereby assigns and transfers all right, title and interest in and to such Work Product throughout the world to Company in perpetuity. Consultant agrees to execute any and all documents and do all other lawful acts as may be required by Company to protect such rights.

11.	Non-Disparagement. Consultant represents and warrants that to the best of Consultant’s knowledge there exists no publicly available information published expressed posted or otherwise stated by Consultant or Consultant’s officers or other agents including without limitation photos videos or websites that is disparaging or defamatory to Company or its products. Consultant agrees that Consultant and its officers and other agents shall act publicly at all times whether during or after the term of this Agreement, in a manner that shall not defame, disparage, or tarnish the reputation of Company, its investors, its affiliated entities or persons, or any of its products.

12.	Conflicts of Interest. Consultant represents and warrants that Consultant does not currently have a Conflict of Interest as defined herein with the performance of Consultant’s duties under this Agreement. Consultant promises to avoid all actual or potential Conflicts of Interest while this Agreement is in effect. For purposes of this Agreement a “Conflict of Interest” is a transaction or relationship which presents or may present a conflict between the Consultant’s obligations to Company and personal business or other interests of Consultant or its personnel. Conflicts of Interest include but are not limited to relationships or activities which may be directly or indirectly adverse to the interests of Company. For the avoidance of doubt and without limiting the foregoing any financial interest or business relationship that Consultant may have with or in another Company consultant, vendor, agent, or employee shall be considered a Conflict of Interest for purposes of this Agreement. Consultant’s obligation to avoid all actual or potential Conflicts of Interest expressly includes the obligation to ensure that neither Consultant nor anyone acting on Consultant’s behalf shall accept financial consideration from another Company consultant, vendor, agent, or employee in exchange for recommending or directing business to such Company consultant, vendor, agent, or employee. So long as this Agreement remains in effect, if any actual or potential Conflict of Interest arises, Consultant shall immediately inform Company in writing. If, in the reasonable judgment of Company, such conflict poses a material conflict with the performance of Consultant’s obligations hereunder, Company may terminate the Agreement immediately on written notice to Consultant; such termination shall be effective on receipt of such notice by Consultant.

13.	Representations and Warranties; Compliance with Laws. Consultant represents, warrants, and agrees:

13.1	Neither Consultant nor any of Consultant’s officers or other agents are subject to any contractual or other legal obligations that would prohibit Consultant from performing the Services pursuant to this Agreement;

13.2	Consultant shall perform all Services in a manner that is timely and consistent with the highest industry standards;

13.3	Consultant does and will comply with, and the Services will comply and be conducted in accordance with all applicable federal, state, and local laws, rules and regulations;

13.4	Consultant has and will have full power and authority to enter into and fully perform this Agreement and no agreement or understanding with any other person, firm, or corporation exists or will exist which would interfere with or prohibit Consultant’s obligations hereunder;

13.5	Disclosure to Company of any information by Consultant in performance of the Services does not contravene any confidentiality obligation or other legal obligation Consultant may have to any third party; and

13.6	Consultant will comply at all times with all security procedures in effect at Company’s premises and externally for materials and information belonging to Company or for which Company is responsible.

14.	Termination.

14.1	Termination for Convenience by Company. The Company may terminate this Agreement for its convenience by giving thirty (30) days’ advance written notice to Consultant. Upon termination of this Agreement for any reason, Consultant shall be entitled to all monthly fees for services rendered through the effective date of termination (pro-rated for any partial months) (the “Accrued Payments”). In addition, Consultant shall also be entitled to twelve (12) months of the Monthly Fee (the “Termination Payment”), payable in the usual semi-monthly installments, provided that: (a) Consultant complies with all obligations herein that survive termination of this Agreement; (b) within forty- five (45) days from the termination of this Agreement Consultant executes a general release of all claims Consultant and any of Consultant’s agents who performed Services could assert against the Company or its affiliated persons or entities; and (c) Consultant complies with the Company’s reasonable requests for the transition of Consultant’s Services, including requests for information and cooperation with the Company’s investigations of legal matters, at all times during the period in which Consultant receives monthly installments of the Termination Payment. (Any semi-monthly installments otherwise due prior to the Consultant’s signing and delivering the release to the Company shall be paid as soon as practicable following such signing and delivery; provided that Company shall not withhold any payment of a semi-monthly installment until Company has delivered the general release to Consultant, and, provided further, that Company must deliver the general release to Consultant within 14 days of the termination of this Agreement.). Consultant acknowledges and agrees that its failure to comply with any of the foregoing obligations shall terminates Consultant’s eligibility for the Termination Payment and, in the case that installments of the Termination Payment have already been made, shall require Consultant to return to the Company all installments of the Termination Payment.] Upon payment of the Accrued Payments and the Termination Payment (if owed following Consultant’s execution of the general release of claims) no further payments under this Agreement shall be owed to Consultant. Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company for convenience within 3 months before or by the Company or the acquirer for convenience within 12 months following a Change-of-Control, then the Termination Fee shall be twelve (12) months of the Monthly Fee, subject to all other terms and conditions. For purposes of this Agreement, a “Change-of-Control” shall mean: a “Corporate Transaction” as defined in the Company’s 2021 Equity Incentive Plan or any similar term in any successor plan to the 2021 Equity Incentive Plan.

14.2	Termination for Convenience by Consultant. Consultant may terminate this Agreement for Consultant’s convenience by giving thirty (30) days’ advance written notice to Company. The Company may unilaterally waive all or a portion of the Consultant’s termination notice period, in which case the termination of this Agreement shall become effective at such earlier date selected by the Company. Upon termination of this Agreement for convenience by Consultant, Consultant shall not be entitled to any additional payments under this Agreement except for the Accrued Payments.

14.3	Termination for Cause by Company. The Company may terminate this Agreement for Cause immediately on notice to Consultant. As used in this Agreement, “Cause” shall exist if: (a) Consultant fails to perform the Services required by the Agreement, (b) Consultant materially breaches an obligation within this Agreement; (c) Consultant engages in fraud, embezzlement, dishonesty, misappropriation of Confidential Information, or harassment based upon an individual’s membership in a protected class; (d) Consultant engages in behavior that brings Consultant into public disrepute, contempt, or scandal, such that Consultant can no longer provide the same quality of spokesperson and brand promotion services as provided by Consultant before such behavior; (e) Consultant refuses to comply with a directive of the Company’s Board of Directors; (f) Consultant delegates the performance of the Services to a person other than Thomas Jensen (“Mr. Jensen”) for any reason whatsoever and in the Company’s reasonable discretion, such person is not capable of performing the same level of Services as Mr. Jensen; (f) Consultant or anyone performing the Services on behalf of Consultant is convicted of a felony or any other crime that calls into question the ability to perform the Services; or (g) Consultant misappropriates a business opportunity for the Company or otherwise becomes subject to a Conflict of Interest. Notwithstanding the foregoing, in the event Consultant’s conduct is curable, then the Company’s decision to terminate this Agreement for Cause for the reasons in subsections (a), (b), (e), or (f) of this Section 1.4.3 shall not become effective until Consultant fails to cure such conduct within fourteen (14) days after receiving written notice of the Company’s reasons for terminating this Agreement for Cause. Upon termination of this Agreement by the Company for Cause, Consultant shall not be entitled to any additional payments under this Agreement except for the Accrued Payments.

14.4	Termination for Good Reason by Consultant. Consultant may terminate this Agreement for Good Reason immediately on notice to the Company. As used in this Agreement, “Good Reason” shall exist if: (a) the Company materially breaches an obligation within this Agreement; (b) the Company unilaterally reduces the Monthly Fee; or (c) the Company unilaterally modifies Mr. Jensen’s title as Chief Executive Officer of the Company. Notwithstanding the foregoing, the Consultant’s decision to terminate this Agreement for Good Reason shall not become effective until the Company fails to cure its conduct within fourteen (14) days after receiving written notice of Consultant’s reasons for terminating this Agreement for Good Reason. Upon termination of this Agreement for Good Reason by Consultant as described in this Section, Consultant shall be entitled to the Accrued Payments plus the Termination Payment, payable in monthly installments, provided Consultant complies with all obligations herein that survive termination of this Agreement and within forty-five (45) days from the termination of this Agreement Consultant executes a general release of all claims Consultant and any of Consultant’s agents who performed Services could assert against the Company or its affiliated persons or entities.

15.	Remedies. In the event either Party breaches or threatens to breach this Agreement, each Party hereby agrees that, in respect of the other non-breaching Party: (a) the non-breaching Party shall have the right to obtain immediate injunctive relief and the breaching Party consents to the non-breaching Party obtaining a restraining order or an injunction; (b) any such breach or threatened breach would cause irreparable injury to the non-breaching Party and that monetary damages would be inadequate to compensate for such breach; (c) the breaching Party waives any requirement that the non-breaching Party post a bond or other security in connection with any application for injunctive relief arising from an actual or threatened breach of this Agreement; and (d) any such injunctive relief would be in addition to any other remedies available to the non-breaching Party.

16.	Indemnification. Consultant hereby agrees to indemnify and hold harmless Company and its members, officers, employees, and agents from any and all liabilities, losses, costs, damages, claims, liens, judgments, penalties, fines, reasonable attorneys’ fees, court costs and other legal expenses, insurance policy deductibles, and all other expenses arising out of or related to: (a) Consultant’s breach of or false representation within this Agreement; (b) Consultant’s gross negligence in the performance of Services or misconduct intended to cause harm to the Company’s business or reputation; (c) the tax reporting of all compensation paid to Consultant pursuant to this Agreement, including without limitation, the classification of Consultant as an independent contractor or any allegation that the Company or any affiliate thereof employs Consultant, Mr. Jensen, or any of Consultant’s other officers or agents; or (d) any act by Consultant that would otherwise permit the Company to terminate this Agreement for Cause, regardless of whether the Company exercises its right to do so. The indemnification obligations herein shall apply to the fullest extent permitted by applicable law and shall survive the expiration or termination of this Agreement unless specifically waived in writing by the Company.

17.	Independent Contractor Status. The relationship of Consultant to Company is that of an independent contractor, and nothing in this Agreement shall be construed as creating any partnership, joint-venture or any other relationship. Consultant has the right to control and direct the means, manner and method by which the Services are performed. Consultant shall comply with all laws and assume all risks incident to its status as an independent contractor. Company shall not be liable for any injuries or damages incurred by Consultant’s employees, agents, or subcontractors in the performance of this Agreement, or related activities. Consultant covenants and agrees to pay all applicable federal, state and local income taxes that may be owed, associated payroll and business taxes, licenses and fees, and workers1 compensation insurance payments and premiums owed on any and all compensation paid to Consultant pursuant to this Agreement, whether such taxes are owed under U.S. laws or the laws of a jurisdiction foreign to the U.S. no such taxes, fees, or sums shall be withheld or paid by Company on behalf of Consultant. Consultant specifically acknowledges and agrees that it is responsible for paying, according to applicable law, Consultant’s income taxes, if any. Consultant further acknowledges and agrees that it may be liable for self-employment (social security) tax, to be paid by Consultant according to applicable law. Consultant acknowledges and agrees that no workers’ compensation insurance shall be obtained by Company covering Consultant or Consultant’s personnel. Consultant acknowledges and agrees that the Company has not provided Consultant with any tax advice regarding the tax reporting of compensation paid to Consultant pursuant to this Agreement and, therefore, Consultant is not entering into this Agreement in reliance upon any representation from the Company regarding Consultant’s independent contractor status or the tax reporting of compensation that will be paid to Consultant.

18.	Whistleblowing. Nothing in this Agreement shall be construed to prevent Consultant or its officers or agents from reporting any act or failure to act to the U.S. Securities Exchange Commission or other government body or prevent Consultant or its officers or agents form obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

19.	Insurance. Nothing herein shall limit the applicability of the Company’s insurance coverage for the Company’s Directors and Officers in the event Mr. Jensen or any other agent or officer of Consultant is named as a Company Director or Officer. Consultant acknowledges and agrees that any insurance coverage under the Company’s Directors and Officers insurance policy is subject to all terms and conditions of the insurance policy and that the insurance coverage may be modified from time to time. Consultant acknowledges and agrees, as an independent contractor, it shall maintain reasonable insurance coverage, including but not limited to unemployment insurance and worker’s compensation coverage, as applicable.

20.	Subcontractors. Consultant acknowledges that the Company is engaging Consultant because of the unique and special services and expertise possessed by Consultant’s owner, Mr. Jensen. Accordingly, Consultant promises that, unless otherwise authorized in writing by the Company, Mr. Jensen shall perform the Services described within this Agreement and Attachment A hereto. Consultant shall not engage any consultant or subcontractor to perform Services under this Agreement without prior written approval from Company. Company shall not reimburse Consultant for any costs relating to consultants or subcontractors for which Consultant has not received Company’s prior written approval. When requesting the use of a consultant or subcontractor, Consultant shall furnish information explaining the need for such services, a copy of the proposed agreement for retaining the consultant or subcontractor, information concerning the consultant’s or subcontractor’s qualifications, skills, abilities, and proposed billing rate, and any additional information required by Company to make a determination of acceptability. The approval or disapproval of any consultant or subcontractor shall be at the sole and absolute discretion of Company.

21.	Consultant’s Personnel. Consultant hereby acknowledges and agrees that it shall take steps to ensure and shall be responsible for compliance with the terms and conditions of this Agreement by any and all owners, employees, agents, or contractors of Consultant that will perform or assist in the performance of work under this Agreement, including but not limited to provisions governing Confidential Information and Work Product. Consultant understands and agrees that a breach of this Agreement by Mr. Jensen or Consultant’s other personnel shall constitute a breach of this Agreement by Consultant.

22.	Entire Agreement. This Agreement, including the attachments hereto, and any other documents expressly referenced herein constitute the entire agreement between the Parties and supersede all prior agreements relating to the subject matter hereof. The Parties represent they are not relying upon anything outside this Agreement) the attachments hereto) and any documents expressly referenced herein in order to become bound hereby.

23.	Waivers; Severability. No waiver by either Party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by either Party of the same or any other provision. Either Party’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act. The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of other provisions. The Parties agree that this Agreement shall be enforced to the maximum extent permitted by law, and that a court or other adjudicatory body of competent jurisdiction shall be permitted to equitably modify this Agreement in order to accomplish the Parties intent.

24.	Notices. All notices, demands, and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States Mail, certified or registered, with return receipt requested, or electronic mail as follows.

If to Company, to*

Allarity Therapeutics, Inc.

24 school Street 2nd Floor

Cambridge, Massachusetts 02108

With a copy, which shall not constitute notice, to*

Venable LLP

151 West 42nd Street, 49th Floor

New York, New York 10036

ATTN* William N. Haddad, Esq.

wnhaddad@venable.com

Pursuant to Section 4.2 of this Agreement, all invoices and questions shall be sent to [*****]

If to Consultant, to*

Ljungaskog Consulting AB

[*****]

25.	Assignment; Binding Effect. Consultant may not assign its rights or duties under this Agreement without Company’s prior written consent. This Agreement shall bind the Parties, and their respective successors and assigns.

26.	Survival. The following provisions of this Agreement, together with any other provisions of this Agreement that by their terms or nature are intended to survive termination or expiration of this Agreement, shall survive and remain in effect after any such termination or expiration: Confidential Information (Section 6), Non-Solicitation (Section 7), Publicity (Section 8), Work Product (Section 10), Non-Disparagement (Section 11), Indemnification (Section 16), and Dispute Resolution (Section 28 ).

27.	Applicable Law. This Agreement, and its validity, construction and performance shall be governed by and construed in all respects under the laws of the State of New York without regard to the laws that would otherwise apply under applicable choice-of-law principles.

28.	Dispute Resolution. Should any dispute arise between the Parties or their respective officers and agents regarding any aspect of this Agreement or the performance of any Services, the Parties agree that they will first confer in good faith in an attempt to promptly resolve such dispute. In the event the Parties are unable to resolve the dispute, and should either Party desire to pursue a legal claim against the other Party, both Parties agree to have the dispute resolved by final and binding arbitration held in New York, New York. Any arbitration pursuant to this Section shall be conducted by JAMS or the American Arbitration Association, subject to the arbitration agency’s rules for the resolution of commercial disputes, and provided by an impartial third-party Arbitration provider. All previously non-asserted claims arising under federal, state, or local statutory common law, and all disputes regarding arbitrability or the validity of this Agreement, shall be decided by final and binding arbitration provided, however, that nothing within this Agreement shall preclude the Company from applying to a court of competent jurisdiction (instead of an arbitrator) for injunctive relief in accordance with the Parties’ rights set forth within Section 13 of this Agreement. The Parties consent to the personal jurisdiction of the state or federal courts of New York, New York for all claims seeking injunctive relief to enjoying an actual or threatened breach of this Agreement. For the avoidance of doubt, any claims by Mr. Jensen arising from an interpretation of this Agreement or the performance of the Services in any manner shall be subject to the dispute resolution terms in this Section.

29.	Section 409A and 280G. If Consultant is subject to federal income taxation in the U.S. at the applicable time, the following shall apply:

(a)	Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1 986, as amended (“Code”), and any ambiguities herein will be interpreted and this Agreement will be administered to so comply. If any compensation to be paid to Consultant under Section 14 is “nonqualified deferred compensation” subject to Code Section 409A, the word “termination” and words of similar import shall have the same meaning as a “separation from service” from the Company within the meaning of Code Section 409A(a)(2)(A)(i). If Consultant or Mr. Jensen is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Consultant’s termination, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable as a result of, and within the first six (6) months following, the Consultant’s “separation from service”, will become payable six (6) months and one (1) day following the date of the Consultant’s separation from service with the Company. To the extent that any reimbursement or in-kind benefit due Consultant under this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Consultant in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv). Notwithstanding anything to the contrary above, the Consultant shall be solely responsible for any taxes payable with respect to any “nonqualified deferred compensation” under this Agreement, including without limitation any taxes payable under Section 409A of the Code.

(b)	Section 280G. If any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Code Section 280G, that is subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Consultant shall be reduced, but only to the extent that Consultant would retain a greater amount on an after-tax basis than Consultant would retain absent such reduction, such that the value of the Total Payments that Consultant is entitled to receive shall be $1 less than the maximum amount which the Consultant may receive without becoming subject to the Excise Tax. For purposes of this Section 29(b), the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum U.S. federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Consultant and (y) made at the Company’s expense by independent accountants selected by the Company and Consultant (which may be the Company’s income tax return preparers if Consultant so agrees) which determination shall be binding on both Consultant and the Company.

30.	Counterparts. This Agreement, including any schedules, amendments, modifications, waivers, or notifications relating thereto, must be in writing signed by both Parties and may be executed and delivered by facsimile, electronic mail, or other electronic means. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the Parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and which together shall be deemed to constitute one instrument.

[signature page to follow]

Agreed to

ALLARITY THERAPEUTICS, INC.		LJUNGASKOG CONSULTING AB

By	/s/ Gerald W. McLaughlin	By	/s/ Thomas H. Jensen
Name:	Gerald W. McLaughlin	Name:	Thomas H. Jensen
Title:	Director	Title:	Authorized Person
Date:	June 1, 2026	Date:	June 1, 2026

ATTACHMENT A

DESCRIPTION OF THE WORK

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ATTACHMENT B

BASE SALARY FOR 2026 & PERFORMANCE BONUS METRICS FOR 2026

Consultant’s annual base salary shall be paid 80% in Swedish Krona and 20% in US dollars which effectively will equal 6,000,000 Swedish Krona and US$163,043.

[*****]

ATTACHMENT C

POLICIES

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